UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 8, 2009

W2 ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-52277	20-1740321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 Airpark Place Guelph, Ontario N1L 1B2 (Address of principal executive offices) (zip code)

(416) 246-1100 (Registrant’s telephone number, including area code)

26 Densley Avenue Toronto, Ontario M6M 2R1 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On April 8, 2009, we completed the sale of a convertible promissory note in the principal amount of $25,000 pursuant to the terms of a Securities Purchase Agreement.  In connection with the sale, we entered into an Escrow Agreement with the escrow agent thereunder to hold shares of our common stock until we pay off the note or until the note is converted into our common stock.  The note may be converted, at the election of the holder, into shares of our common stock at a 50% discount to the bid price of our common stock on the day immediately preceding conversion.  The shares are restricted under Rule 144 and thus cannot be sold into the public market for at least six months.  The $25,000 cash we received was used to pay outstanding legal, audit, accounting, and transfer agent expenses.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On April 8, 2009, we completed the sale of a convertible promissory note in the principal amount of $25,000 to a single investor pursuant to the terms of a Securities Purchase Agreement.  The note may be converted, at the election of the holder, into shares of our common stock at a 50% discount to the bid price of our common stock on the day immediately preceding conversion.  The shares are restricted under Rule 144 and thus cannot be sold into the public market for at least six months.  The issuance was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, and the investor was accredited.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement

10.2	Convertible Promissory Note

10.3	Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W2 Energy, Inc.,
a Nevada corporation

Dated: April 13, 2009	/s/ Michael McLaren
	By:	Michael McLaren
	Its:	President